EXHIBIT 99.1

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contacts
Investors:
Dave Prichard
Spectrum Brands Holdings
608.278.6141

Media:
Jamie Tully/Michael Henson
Sard Verbinnen & Co
212.687.8080

Spectrum Brands Holdings to Acquire Stanley Black & Decker’s
Hardware & Home Improvement Group for $1.4 Billion in Cash

—	Adds leading maker of residential locksets, residential builders’ hardware and faucets with #1 positions in key North American markets and portfolio of renowned brands
—	Increases Spectrum Brands’ top-line growth and margins and is expected to be significantly and immediately accretive to EPS, EBITDA and free cash flow
—
Increases Spectrum Brands’ scale and product diversity, further strengthens relationships with core retail partners, provides attractive cross-selling opportunities, and creates platform for significant future global growth

—	Brings best-in-class Hardware & Home Improvement team with proven track record of product innovation, operational excellence and cost-efficiency
—	Strong free cash flow will enable Spectrum Brands to deleverage balance sheet to return to total leverage ratio of 2.5-3.5x in approximately two years
—	Company reaffirms plan to make regular quarterly dividend payments of $0.25 per share and will evaluate increasing dividend in future years based on free cash flow growth

Madison, WI, October 9, 2012 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, announced today that it has signed a definitive agreement to acquire the Hardware & Home Improvement Group (“HHI”) of Stanley Black & Decker, Inc. (NYSE: SWK) for $1.4 billion in cash.

HHI is a manufacturer of residential locksets, residential builders’ hardware and faucets for residential applications with such renowned brands as Kwikset, Weiser, Baldwin, National Hardware, Stanley, FANAL, Pfister and EZSET.  HHI is a leader in its key markets with #1 positions in U.S. residential locksets (Kwikset), Canada residential locksets (Weiser), U.S. luxury locksets (Baldwin), and U.S. builders’ hardware (Stanley/National Hardware), and a top 5 position in U.S. faucets (Pfister).

HHI generated net sales of approximately $985 million and adjusted EBITDA of $188 million for the 12 months ended June 30, 2012.1  Approximately 85 percent of HHI’s annual revenues are generated in North America, with more than 40 percent coming through U.S. home improvement centers.

The acquisition is expected to increase Spectrum Brands’ top-line growth and margins, and to be immediately accretive to EPS, EBITDA and free cash flow before synergies.  EPS accretion pro forma for a full year of results is expected to be between $0.75 to $0.80 per share in fiscal 2013 and EPS accretion in fiscal 2014 is expected to exceed $1.00 per share, excluding one-time transaction and integration costs and including synergies.  The acquisition also is expected to add more than an incremental $90 million of free cash flow in the first two years after closing.

“This is a good acquisition for Spectrum Brands that will increase total revenues to over $4 billion and add renowned brands with top market share positions in the growing and profitable hardware and home products business,” said Dave Lumley, Chief Executive Officer of Spectrum Brands.  “The scale and expanded product offering we gain will further balance our sales profile and provide exciting cross-selling opportunities from expanding sales of Spectrum Brands’ products to major U.S. home improvement centers and increasing HHI sales to leading global mass merchants and other Spectrum Brands’ retailers.  Spectrum’s and HHI’s product lines are completely complementary, significantly expanding our portfolio of products.  HHI will also give us an additional platform for global growth using our existing international infrastructure, as well as entry into the growing market of integrated residential security, fire and lighting solutions.”

Mr. Lumley continued, “We remain committed to a strong balance sheet, including our long-term objective of achieving a total leverage ratio between 2.5 and 3.5 times.  HHI’s strong operating margins and relatively low capital intensity are expected to generate significant free cash flow, helping us to repay debt and return to our current leverage ratio in approximately two years.  We are also reaffirming plans to initiate a regular quarterly dividend of $0.25 per share in fiscal 2013, and will evaluate increasing the dividend in future years based on free cash flow growth.”

On a combined basis for the 12 months ended July 1, 2012, HHI would have accounted for 23 percent of Spectrum Brands’ total revenues and 28 percent of adjusted EBITDA.i On the same basis for Spectrum Brands’ three current segments, Global Batteries & Appliances would have accounted for 53 percent of revenues and 46 percent of adjusted EBITDA; Home & Garden would have accounted for 9 percent of revenues and 13 percent of adjusted EBITDA; and Pet Supplies would have accounted for 14 percent of revenues and 16 percent of adjusted EBITDA, in each case, excluding corporate/unallocated items from segment EBITDA.

Following the closing of the transaction, HHI will operate as a separate unit within Spectrum Brands and be managed by Greg Gluchowski, current President of the HHI Group at Stanley Black & Decker.  He will report to Spectrum Brands CEO David Lumley and will continue to oversee a highly experienced HHI management team with a proven track record of innovation, operational excellence and profitable growth.

Mr. Lumley said, “We welcome Greg and his outstanding team from HHI.  He is a proven leader, with a strong record of driving profitable growth and product innovation and development.  We look forward to Greg and his team playing strong roles in the continued growth and success of Spectrum Brands.”

“Spectrum Brands and HHI share the common goals of building and growing strong consumer brands with a dedication to innovative product design and technology,” said Mr. Gluchowski.  “We are excited to join the Spectrum Brands team, and look forward to being a strong and significant contributor to the overall business as we continue to grow HHI globally.”

David Maura, Chairman of Spectrum Brands and Managing Director and Executive Vice President of Harbinger Group, Inc. (NYSE: HRG), Spectrum Brands’ majority shareholder, said, “We continue to be strong supporters of Spectrum Brands and believe there is significantly more value to be realized in the years ahead.  Through both organic growth and acquisitions, Spectrum Brands has built a profitable $3 billion global consumer products company with a diverse stable of well-known and largely non-discretionary replacement brands.  The addition of HHI is consistent with our strategy and we are confident that we are acquiring the business at an attractive entry point and that the benefits of our increased scale, diversity, margins and free cash flow generation will accrue to our shareholders over time.”

Transaction Details
The acquisition of HHI also includes certain assets of Tong Lung Metal Industry Co. Ltd. (“Tong Lung”), a Taiwanese manufacturer of residential and commercial locksets with facilities in Taiwan and the Philippines.  Spectrum Brands will pay $1.4 billion in cash at closing for HHI and the Tong Lung assets, adjusted for net debt and working capital. The purchase price and associated transaction fees and expenses are expected to be funded through a new term loan, which will replace the Company’s existing term loan credit facility, and new senior unsecured notes through the Company’s wholly owned subsidiary Spectrum Brands, Inc.  As part of this transaction, Spectrum Brands has received financing commitments from Deutsche Bank and Barclays.

The transaction is expected to close in two stages. The financing and the acquisition of HHI are expected to close during the Company’s first quarter of fiscal 2013 ending December 31, 2012.  The acquisition of the Tong Lung assets is expected to occur during the Company’s second quarter of fiscal 2013.  $100 million of the purchase price will be held in escrow from the financing until the subsequent closing of the Tong Lung portion of the acquisition.  The closing of the transaction, which has been approved by the Boards of Directors of both Spectrum Brands and Stanley Black & Decker, is subject to customary closing conditions, including receipt of applicable regulatory approvals.

Spectrum Brands’ lead financial advisor for this transaction is Deutsche Bank and its legal advisor is Paul, Weiss, Rifkind, Wharton & Garrison LLP.  Barclays also advised Spectrum Brands on the transaction.

Conference Call

Spectrum Brands will host a conference call today, October 9, 2012 at 8:30 a.m. Eastern Time (7:30 a.m. Central Time), to discuss the announcement, which can be accessed as follows:

North America: 800.591.6944
International: 617.614.4910
Participant Pass Code: 32366958

A slide presentation and live audio webcast will be available through the investor relations section of Spectrum Brands’ website at www.spectrumbrands.com.   A replay of the conference call also will be available through the Company’s website.

Supplemental information regarding the proposed acquisition of HHI will be available in the investor relations section of the Company’s website at www.spectrumbrands.com.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products,

personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®,  Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries. Spectrum Brands Holdings generated net sales of approximately $3.2 billion in fiscal 2011. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding the HHI acquisition and matters such as expected sales, adjusted EBITDA, other measures of financial performance, and the financial impact of other acquisitions may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and its acquired companies, including HHI, FURminator, Russell Hobbs and other acquisitions, (3) changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q. Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands

Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results for the Company, current results for HHI, and current results on a pro-forma basis of the combined operations of the Company and HHI. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA). See attached Table A, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Table A:  Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	LTM July 1, 2012	LTM July 1, 2012	LTM July 1, 2012	LTM July 1, 2012	LTM July 1, 2012	LTM June 30, 2012	YE Dec. 31 2011	LTM June 30, 2012	LTM June 30, 2012
	GBA	PET	H&G	CORP/ Unallocated	SPB	HHI (excl. Tong Long)	Tong Long	HHI (inc. Tong Long)	Combined Co.
Net income (loss), as adjusted	$191	$54	$72	$(308)	$9	41	$5	$45	$54
Income tax expense	-	-	-	62	62	14	1	15	77
Interest expense	-	-	-	192	192	37	-	37	229
Restructuring and related charges	11	14	1	1	27	24	-	24	51
Acquisition and integration related charges	18	3	1	4	26	-	-	-	26
Intangible asset impairment	23	8	1	-	32	-	-	-	32
Other	-	-	-	-	-	22	(1)	21	21
Adjusted EBIT	$243	$79	$75	$(49)	$348	$139	$5	$143	$491
Depreciation and amortization	63	26	12	24	125	42	2	44	169
Adjusted EBITDA	$306	$105	$87	$(25)	$473	181	$7	$188	$661

Sales	$2,263	$603	$381	$-	$3,247	$939		$985	$4,232

1 Includes results of Tong Lung Metal Industry Co. Ltd. for the 12-months ended 12/31/2011.